Exhibit 99.1

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Reports First Quarter 2011 Results

ALBANY, N.Y., (May 13, 2011) – Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the first quarter ended April 3, 2011. Results for the first quarter of 2011 include:

•

Net sales of $660 million compared to $605 million in the fiscal three-month period ended March 28, 2010, an increase of 9 percent. The increase was primarily due to higher sales of specialty products improving the Company’s overall product mix and ongoing pricing actions. In addition, the earthquake and tsunami in Japan on March 11th and related events negatively impacted operations at the Company’s Ohta site, primarily as a result of rolling power blackouts and transportation and supply related issues, and reduced sales in the quarter by approximately $20 million.

•

Operating income of $73 million versus operating income of $63 million in the fiscal three-month period ended March 28, 2010. First quarter 2011 operating income improved compared to the prior year primarily due to improved mix, ongoing pricing actions and savings from the shared services agreement with Momentive Specialty Chemicals Inc. (MSC), partially offset by higher raw material costs. The earthquake in Japan and related events and operational inefficiencies from a temporary plant outage earlier in the quarter also negatively impacted operating income by approximately $9 million and $3 million, respectively.

•

Net loss attributable to Momentive Performance Materials of $3 million compared to net loss attributable to Momentive Performance Materials of $3 million in the fiscal three-month period ended March 28, 2010. First quarter 2011 results reflected the same factors impacting operating income.

•

Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $120 million in the fiscal three-month period ended April 3, 2011 compared to Combined Adjusted EBITDA, excluding the impact of pro forma cost savings, of $119 million in the fiscal three-month period ended March 28, 2010. Combined Adjusted EBITDA includes the results of the Company’s Unrestricted Subsidiary, which are disregarded for purposes of calculating Adjusted EBITDA under our debt documents. Combined Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.

•

Adjusted EBITDA of $518 million in the twelve-month period ended April 3, 2011. In addition, EBITDA from the Company’s Unrestricted Subsidiary, which is excluded from Adjusted EBITDA, totaled $24 million in the twelve-month period ended April 3, 2011, resulting in a Combined Adjusted EBITDA of $542 million, which includes the impact of pro forma savings from the shared services agreement with MSC. Adjusted EBITDA and Combined Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to Net Income (Loss) later in this release.

“Our first quarter 2011 results reflect the steady progress in improving our specialty product mix and operating leverage from our improved cost structure,” said Craig O. Morrison, Chairman and CEO. “We were pleased with our top-line growth, which helped drive a 16 percent increase in operating income in the first quarter of 2011 compared to the prior year. Sales for our Silicones segment were positively impacted on a year-over-year basis by stronger demand in the electronics, automotive, agriculture and industrial markets, while our Quartz business posted record results due to robust demand in the semiconductor and ceramics application market. While raw material inflation continues, we have made good progress with the pricing actions we announced late in 2010, which is evident in our sequential margin improvement compared to the fourth quarter of 2010. We have also announced additional pricing actions for certain products in the second quarter of 2011 in response to these headwinds.”

“Looking ahead, we continue to be encouraged by the strong first quarter average daily order rates for our silicones business, which increased compared to year-end 2010 levels, as well as the continued underlying demand for our Quartz business,” Morrison said. “We resumed normal plant operations at our Ohta, Japan, facility in early May, which will allow us to better serve our customers in the region. We also anticipate that semiconductor related product sales will remain strong during 2011 supporting overall demand for our Quartz business. Finally, we achieved $2 million in anticipated synergies from the shared services agreement with MSC during the first quarter of 2011, which, in addition to actions taken in the fourth quarter of 2010, will generate annual run-rate savings of $15 million. We remain focused on achieving the remaining savings in the coming quarters.”

Summary Results

The following table sets forth net sales for the first quarter ended April 3, 2011.

	For fiscal three-month period ended
	April 3, 2011		March 28, 2010
Net Sales by Segment
Silicones	$572	87%	$539	89%
Quartz	88	13%	66	11%
Total	$660	100%	$605	100%

Net Sales. Net sales in the fiscal three-month period ended April 3, 2011 were $660 million, compared to $605 million for the same period in 2010, an increase of 9 percent. The increase was primarily due to an increase in selling prices of 5 percent and an increase in sales volume, including better specialty mix, of 4 percent.

Net sales for the Silicones segment in the fiscal three-month period ended April 3, 2011 were $572 million, compared to $539 million for the quarter-ended March 28, 2010, an increase of 6 percent. The increase was primarily due to an increase in selling prices of 5 percent and sales volume of 1 percent. A decline in sales volume of approximately 4 percent due to the earthquake in Japan and related events was offset by the favorable impact of additional days in the Company’s fiscal calendar of approximately 6 percent. Sales volume for the Silicones segment was positively impacted on a year-over-year basis by stronger demand in the electronics, automotive, agriculture and industrial markets. The Company continued to focus on providing more high-value specialty products to our customers versus lower-margin commoditized or core products.

Net sales for the Quartz segment in the fiscal three-month period ended April 3, 2011 were $88 million, compared to $66 million for the quarter-ended March 28, 2010, an increase of 33 percent. The increase was primarily due to an increase in volume of 27 percent and prices of 6 percent. Volume benefited from strong overall demand on a year-over-year basis for semiconductor related products. The Company continues to expect semiconductor related product sales to remain strong in 2011.

Liquidity and Capital Resources

At April 3, 2011, Momentive Performance Materials had $3.009 billion of debt, which includes $36.6 million of long-term debt associated with the Unrestricted Subsidiary. In addition, at April 3, 2011, Momentive Performance Materials had $465 million in liquidity including $210 million of unrestricted cash and cash equivalents and $255 million of borrowings available under our senior secured revolving credit facility.

As previously announced, in February 2011, the Company amended its credit agreement governing its senior credit facilities. Under the agreement, Momentive Performance Materials extended the maturity of approximately $846 million aggregate U.S. dollar equivalent principal amount of the Company’s U.S. dollar and Euro denominated term loans from December 4, 2013 to May 5, 2015 and increased the interest rates on these term loans 125 basis points to LIBOR plus 3.5% and Euro LIBOR plus 3.5% respectively, among other actions. The original U.S. and Euro denominated term loans of approximately $67 million and €86 million that were not extended continue to have a maturity date of December 4, 2013 and an interest rate of LIBOR plus 2.25% and Euro LIBOR plus 2.25%, respectively.

At April 3, 2011, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on Momentive Performance Materials’ current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash, together with available borrowings under its senior secured credit facilities, will be adequate to meet its liquidity needs for the next twelve months.

Japan Update

On March 11, 2011, the northeast coast of Japan experienced a severe earthquake followed by a tsunami, with subsequent aftershocks. These events have caused significant damage in the region, including severe damage to nuclear power plants, and have impacted Japan’s power and other infrastructure, as well as its economy. We have several facilities in Japan. Only our manufacturing facility in Ohta was impacted. It experienced no significant damage to key assets or materials, however, our operations at this facility have been affected by rolling power blackouts and transportation and supply-related issues. We estimate that our sales, operating income and Combined Adjusted EBITDA in the first quarter of 2011 were reduced by approximately $20 million, $9 million and $9 million, respectively, as a result of the earthquake and related events. Normal plant operations at our Ohta facility were restored in early May. To the extent that raw material supplies are still affected in the region, we believe we will be able to obtain alternative sources of supply, leverage our manufacturing assets in other parts of the world or implement other measures to help mitigate the impact on our business. Uncertainty in Japan continues with respect to the local demand and raw material supply, availability of power, the damage caused by nuclear power plants, and the impact to other infrastructure. Although we have limited visibility, we currently believe the effects of the earthquake and related events in Japan will have a similar, but not material, impact on our second quarter 2011 results, provided conditions do not worsen.

Earnings Call

Momentive Performance Materials will host a teleconference to discuss first quarter 2011 results on Friday, May 13, 2011, at 11 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-510-0219

International Participants: 617-614-3451

Participant Passcode: 90309707

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on May 13, 2011. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 17781642. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenants under our Senior Secured Credit Facility and the Notes

The credit agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months basis) of at least 2.00 to 1.00. “Fixed charges”

are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of April 3, 2011, we were able to satisfy this test and incur additional indebtedness under the indentures. The restrictions on our ability to incur indebtedness or make investments under the indentures are also subject to other significant exceptions. On April 3, 2011, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. Combined Adjusted EBITDA is an important performance measure used by our senior management and the board of directors to evaluate operating results and allocate capital resources.

EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA, Adjusted EBITDA (as calculated under our credit agreement and as substantially calculated under our indentures) and Combined Adjusted EBITDA for the periods presented:

			Fiscal three-month period ended		Last twelve months ended
			April 3, 2011†	March 28, 2010††	April 3, 2011†
			(dollars in millions)		(dollars in millions)
Net income (loss) attributable to Momentive Performance Materials Inc.			$(3)	$(3)	$(63)
Loss on extinguishment and exchange of debt			—	—	78
Interest expense, net			64	61	253
Income taxes			12	5	3
Depreciation and amortization			50	47	200

EBITDA			123	110	471

Noncontrolling interest	(a	)	—	—	1
Restructuring and non-recurring	(b	)	5	1	27
Non cash and purchase accounting effects	(c	)	(9)	7	(9)
Exclusion of unrestricted subsidiary results	(d	)	(7)	(2)	(24)
Management fee and other	(e	)	1	1	4
Pro forma savings from shared services agreement	(f	)	11	13	48

Adjusted EBITDA			$124	$130	$518

Inclusion of unrestricted subsidiary results			7	2	24
Combined Adjusted EBITDA			$131	$132	$542
Combined Adjusted EBITDA excluding pro forma savings from the shared services agreement			$120	$119	$494

Key calculations under the Credit Agreement

Total Senior Secured Net Debt			$843
Senior Secured Leverage Ratio for the twelve-month period ended April 3, 2011			1.63

†	The earthquake and tsunami in Japan on March 11, 2011 and related events reduced first quarter 2011 results. The calculation of EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA does not include a $9 million add-back for these events.

††	2010 1st quarter results correspond to the totals reported in our Annual Report on Form 10-K for the year ended December 31, 2010, which include the pro-forma effects of certain estimated cost saving initiatives reported in subsequent periods of 2010.

(a)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.
(b)	Relates primarily to restructuring and non-recurring costs.
(c)

Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) reserve changes and impairment charges. For the fiscal three-month period ended April 3, 2011, non-cash items include: (i) unrealized foreign currency exchange gain of $9 million. For the fiscal three-month period ended March 28, 2010, non-cash items include: (i) unrealized foreign currency exchange loss of $6 million, and (ii) unrealized loss on natural gas hedges of $1 million.
(d)	Reflects the exclusion of the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents.
(e)	Management Fees and Other include management and other fees to Apollo and affiliates.
(f)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.

Forward-Looking and Cautionary Statements

Certain statements included in this press release constitute forward-looking statements within the meaning of and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements other than statements of historical facts are statements that could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations in operating our business contained in the documents governing our indebtedness, including the restrictive covenants contained therein; weak or deteriorating global economic conditions; the effects of the earthquake and tsunami in Japan on March 11, 2011 and related events, difficulties with the integration process or realization of benefits in connection with the transactions with our affiliate, Momentive Specialty Chemicals Inc., including the shared services agreement. For a more detailed discussion of these and other risk factors, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our other filings with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-

owned subsidiary of Momentive Performance Materials Holdings LLC, the owner of its sister company, Momentive Specialty Chemicals Inc., the global leader in thermoset resins. Additional information is available at www.momentive.com.

About the New Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, the “new Momentive”). The new Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. The new Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. The new Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about the new Momentive and its products is available at www.momentive.com.

Contacts

Investors:

John Kompa

614-225-2223

john.kompa@momentive.com

Media:

John Scharf

518-233-3893

john.scharf@momentive.com

(See Attached Financial Statements)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended
	April 3, 2011	March 28, 2010
Net sales	$660	$605
Costs and expenses:
Cost of sales, excluding depreciation	417	377
Selling, general and administrative expenses	95	101
Depreciation and amortization expenses	50	47
Research and development expenses	20	16
Restructuring and other costs	5	1

Operating income	73	63
Other income (expense):
Interest expense, net	(64)	(61)
Other income, net	—	—

Income before income taxes	9	2
Income taxes	12	5

Net loss	(3)	(3)
Net income attributable to the noncontrolling interest	—	—

Net loss attributable to Momentive Performance Materials Inc.	$(3)	$(3)

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Dollar amounts in millions) (Unaudited)

	April 3, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$210	$254
Receivables, net	425	385
Due from affiliates	8	4
Inventories	428	375
Prepaid expenses	12	10
Income tax receivable	3	2
Deferred income taxes	12	12
Other current assets	3	1

Total current assets	1,101	1,043
Property and equipment (net of accumulated depreciation and amortization of $744 and $715 at April 3, 2011 and December 31, 2010, respectively)	1,107	1,109
Other long-term assets	92	88

Deferred income taxes	43	41

Intangible assets (net of accumulated amortization of $196 and $176 at April 3, 2011 and December 31, 2010, respectively)	590	586
Goodwill	432	425

Total assets	$3,365	$3,292

Liabilities and Deficit
Current liabilities:
Trade payables	$311	$303
Short-term borrowings	—	2
Accrued expenses and other liabilities	176	170
Accrued interest	51	25
Due to affiliates	2	2
Accrued income taxes	11	10
Deferred income taxes	24	13
Current installments of long-term debt	20	25

Total current liabilities	595	550
Long-term debt	2,989	2,952
Other liabilities	62	59
Pension liabilities	280	272
Deferred income taxes	63	63

Total liabilities	3,989	3,896

Deficit:
Common stock	—	—
Additional paid-in capital	603	603
Accumulated deficit	(1,431)	(1,428)
Accumulated other comprehensive income	201	217

Total Momentive Performance Materials Inc.’s deficit	(627)	(608)
Noncontrolling interests	3	4

Total deficit	(624)	(604)

Total liabilities and deficit	$3,365	$3,292

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended
	April 3, 2011	March 28, 2010
Cash flows from operating activities:
Net loss	$(3)	$(3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	50	47
Amortization of debt discount and issuance costs	4	4
Deferred income taxes	9	1
Stock-based compensation expense	—	—
Change in unrealized loss on derivative instruments	—	1
Changes in operating assets and liabilities:
Receivables	(29)	(50)
Inventories	(46)	(14)
Due to/from affiliates	(4)	2
Accrued income taxes	(1)	—
Prepaid expenses and other assets	(10)	—
Trade payables	4	26
Accrued expenses and other liabilities	34	39
Pension liabilities	3	5

Net cash provided by operating activities	11	58

Cash flows from investing activities:
Capital expenditures	(18)	(11)
Purchases of intangible assets	(1)	(1)

Net cash used in investing activities	(19)	(12)

Cash flows from financing activities:
Debt issuance costs	(5)	—
Net decrease in short-term borrowings	(2)	—
Proceeds from long-term debt	37	—
Payments of long-term debt	(55)	(75)

Net cash used in financing activities	(25)	(75)

Decrease in cash and cash equivalents	(33)	(29)
Effect of exchange rate changes on cash	(11)	6
Cash and cash equivalents, beginning of period	254	210

Cash and cash equivalents, end of period	$210	$187

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